UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 24, 2008

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32379	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4801 Courthouse Street, Suite 201

Williamsburg, Virginia 23188

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with the acquisition on April 24, 2008 by MHI Hospitality Corporation’s assignee and indirect subsidiary, Hampton Hotel Associates LLC (“Buyer”), of the 172-room former Radisson Hotel in Hampton, Virginia (the “Hotel”) from Hampton Economic Development Corporation, a Virginia corporation (the “Seller’), Buyer assumed, pursuant to a bond assumption and consent agreement dated as of April 24, 2008, (the “Assumption Agreement”) among Buyer, Hampton Redevelopment and Housing Authority (the “Authority”) and U.S. Bank National Association, as trustee, the obligation to repay those certain 6.5% First Mortgage Revenue Refunding Bonds due July 1, 2016 (the “Bonds”) evidenced by that certain Series A promissory Note (the “Note”) dated December 18, 1998 made payable to the Authority, which Series A promissory note had outstanding, as of April 24, 2008, a principal balance of $5,750,000. On April 24, 2008, Buyer also assumed pursuant to the Assumption Agreement the obligation to perform the Note maker’s obligations under a Loan Agreement dated as of December 1, 1998 between the maker of the Note, Olde Hampton Hotel Associates, a Virginia limited partnership, and the Authority, and the Buyer also assumed obligations under other agreements providing security for the repayment of the Note including a Deed of Trust placing a first mortgage lien on the Hotel, a security agreement placing a lien on personal property at the Hotel and an assignment of leases and rents derived from the Hotel’s operations. The Note was originally issued pursuant to an Indenture between the Authority and Crestar Bank, as trustee, dated December 1, 1998, and pursuant to the Assumption Agreement, Buyer also agreed to observe and perform all obligations under the Indenture required to be performed by the maker of the Note.

The Bonds evidenced by the Note bear interest at a rate of 6.5% per annum, mature July 1, 2016 and have, as of April 24, 2008, an outstanding aggregate principal balance of $5.75 million. The Bonds require payment of interest semi-annually on January 1 and July 1 of each year and require escrow deposits for real estate taxes, principal and insurance on a monthly basis. Mandatory annual payments of principal are required under an escalating sinking fund schedule, which schedule escalates from $490,000 in 2008 to $810,000 in 2016, and the Company expects to make its first payment of principal under the escalating sinking fund schedule in the amount of $490,000 on July 1, 2008 and expects to continue to make principal payments each year on July 1 until repaid in full. The Bonds may be redeemed in whole or in part at the Buyer’s option beginning no earlier than July 1, 2008 subject to payment of accrued interest and a redemption premium which declines from 2% to par by July 1, 2010 and subject to further additional conditions set forth in the Indenture. The Bonds may be accelerated upon customary Events of Default pursuant to customary acceleration procedures.

The remainder of the purchase price for the acquisition of the Hotel, approximately $2.1 million, as well as closing costs were funded with borrowings on the Company’s credit facility under its existing line of credit dated as of May 8, 2006 administered by BB&T. The information set forth in Item 2.03 of the Company’s Current Report on Form 8-K dated May 9, 2006 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 24, 2008, the Company issued a press release announcing the closing of the acquisition of the Hotel. A copy of the press releases is furnished as Exhibits 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release of MHI Hospitality Corporation dated April 24, 2008 announcing the closing of the acquisition of the 172-room former Radisson Hotel in Hampton, Virginia

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2008

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	Executive Vice President and Chief Operating Officer

Exhibit Index

99.1	Press release of MHI Hospitality Corporation dated April 24, 2008 announcing the closing of the acquisition of the 172-room former Radisson Hotel in Hampton, Virginia